Exhibit 99.1

Assurant Shares Preliminary Loss Estimates for Hurricanes Harvey and Irma

NEW YORK, September 11, 2017 — Assurant, Inc. (NYSE: AIZ), a premier global provider of risk management solutions, today announced preliminary estimates of pre-tax reportable catastrophe losses, resulting from Hurricane Harvey and a preliminary view of Hurricane Irma.

“Our thoughts are first and foremost with those impacted by the devastating effects of Hurricanes Harvey and Irma, including our customers, our employees and their families,” said Alan Colberg, President and Chief Executive Officer, Assurant. “Now begins the important task of working with our customers to process claims, recover and rebuild the communities we serve following these unprecedented events.”

Hurricane Harvey

Hurricane Harvey presented as a combination of wind and flood events, primarily impacting the state of Texas. Assurant expects Harvey’s impact to result in $134 million — $140 million pre-tax of reportable catastrophe losses, net of reinsurance, and reinstatement premiums for its Global Housing business unit and will be reflected in its third quarter 2017 financial results.

Hurricane Irma

Hurricane Irma first impacted the Caribbean on September 6 and moved quickly to make landfall in Florida on September 10. Assurant expects gross losses from Hurricane Irma will exceed its retention of $125 million pre-tax but will remain within the company’s comprehensive reinsurance program.

Assurant maintains a solid capital position with approximately $625 million of capital at the holding company as of June 30, 2017, and maintains strong surplus levels in its insurance companies.

CAUTIONARY STATEMENT – Some of the statements included in this release, particularly estimated reportable catastrophe losses and their expected impact on the Company’s catastrophe reinsurance program, may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s best estimates, assumptions and projections and are subject to significant uncertainties. Actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this Form 8-K as a result of new information or future events or developments. For a detailed discussion of the general risk factors that could affect the Company’s results, please refer to the risk factors identified in the Company’s annual and periodic reports as filed with the U.S. Securities and Exchange Commission.

About Assurant

Assurant (NYSE:AIZ) is a global leader in risk management solutions, helping protect where people live and the goods they buy. Millions of consumers count on Assurant’s innovative products, services and support for major purchases like homes, cars, appliances, mobile devices and funerals. Assurant partners with leading companies that make, sell or finance those purchases to take great care of their customers and help their business grow. A member of the Fortune 500, Assurant has a market presence in 16 countries worldwide. As of June 30, 2017, the company had $30 billion in assets and $6 billion in annualized revenue. Learn more at assurant.com or follow us on Twitter @AssurantNews.

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Media Contact:
Linda Recupero
Senior Vice President, Enterprise Communication
Phone: 212.859.7005
linda.recupero@assurant.com

Investor Relations Contacts:
Suzanne Shepherd
Vice President, Investor Relations
212.859.7062
suzanne.shepherd@assurantl.com

Sean Moshier
Manager, Investor Relations
212.859.5831
sean.moshier@assurant.com